Exhibit 10.3

Execution Copy

FIRST AMENDING AGREEMENT

This agreement (the “Agreement”) dated as of October 21, 2014 made by ZELLSTOFF CELGAR LIMITED PARTNERSHIP, a limited partnership organized and subsisting under the laws of British Columbia, as borrower (the “Borrower”) and MERCER INTERNATIONAL INC., as guarantor (the “Guarantor”) and CANADIAN IMPERIAL BANK OF COMMERCE, in its capacity as agent (the “Agent”) and as lender (together with certain other lenders from time to time party to the Credit Agreement, the “Lenders”).

WHEREAS the Lenders extended certain credit facilities to the Borrower pursuant to and in accordance with the terms and conditions of a second amended and restated credit agreement dated as of May 2, 2013 between the Agent, the Lenders and the Borrower (as amended, supplemented or otherwise modified or restated from time to time, the “Credit Agreement”) and the Guarantor has guaranteed the Obligations of the Borrower thereunder;

AND WHEREAS the Borrower has requested certain amendments to the Credit Agreement and the Agent and the Lenders have consented to and agreed to make such amendments on the terms and conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby agree as follows:

Section 1.        Definitions.    All terms not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

Section 2.        Credit Facility Amendment.    The parties hereto agree that upon satisfaction by the Borrower of the conditions set out in Section 3 hereof, the Credit Agreement shall be amended as follows:

(a)	Section 1.1 shall be amended by deleting the reference to “1.75%” in the definition of “Acceptance Fee” and replacing it with “1.50%”;

(b)

Section 1.1 shall be amended by deleting the definition of “Borrowing Base” and replacing such definition with the following definition (with “Exhibit A, Form of Borrowing Base Report” being amended concurrently to reflect such changes):

““Borrowing Base” means, at any time, an amount (which may not be less than zero) equal to the sum, without duplication, of (i) 85% of the aggregate amount of all Eligible Accounts (other than Insured Accounts) and 90% of the aggregate amount of all Eligible Accounts which are Insured Accounts, plus (ii) the lesser of (a) 70% of all Eligible Inventory consisting of finished goods (valued at the lower of cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP) and (b) 85% of the appraised net orderly liquidation value of all Eligible Inventory consisting of finished goods, plus (iii) the lesser of (a) 70% of all Eligible Inventory consisting of raw materials (valued at the lower of cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP) and (b) 85% of the appraised net orderly liquidation value of all Eligible Inventory consisting of raw materials, plus (iv) the lesser of (a) 70% of all Eligible Inventory consisting of work-in-progress (valued at the lower cost (on a first in, first out basis and excluding any component of cost representing intercompany profit in the case of Inventory acquired from an Affiliate) or market basis in accordance with GAAP), (b) 85% of the appraised net orderly liquidation value of all Eligible Inventory consisting of work-in-progress, and (c) $200,000; minus (v) an amount equal to all Priority Payables, and minus (vi) an amount equal to all other Availability Reserves.”;

(c)	Section 1.1 shall be amended by deleting the definition of “Early Termination Fee” and replacing such definition with the following definition:

““Early Termination Fee” means the fee due and payable by the Borrower to the Agent on behalf of the Lenders in the event of termination of this Agreement or reduction of the Commitment on a date prior to the Maturity Date by the Borrower or, upon the occurrence of an Event of Default, by the Agent, as determined by multiplying (a) $40,000,000, in the case of termination of this Agreement or the Commitment; or (b) the amount by which the Commitment is reduced, in the case of the reduction of the Commitment, by (i) 0.50% if the Commitment is cancelled or reduced at any time on or prior to October 21, 2015, (ii) 0.25% if the Commitment is cancelled or reduced at any time following October 21, 2015 but on or prior to October 21, 2016, and (iii) 0.0% if the Commitment is cancelled or reduced at any time following October 21, 2016.”;

(d)	Section 1.1 shall be amended by deleting the definition of “Maturity Date” and replacing such definition with the following definition:

““Maturity Date” means May 2, 2019.”;

(e)	Section 1.1 shall be amended by deleting the definition of “Parent Credit Agreement” and replacing such definition with the following definition:

““Parent Credit Agreement” means any credit or financing agreement now or hereafter entered into by the Borrower in favour of the Parent evidencing the Parent Subordinated Debt, at all times subject to the Subordination Agreement.”;

(f)	Section 1.1 shall be amended by deleting the definition of “Parent Subordinated Debt” and replacing such definition with the following definition:

““Parent Subordinated Debt” means unsecured Indebtedness of the Borrower, up to an aggregate amount of US$15,000,000, owing to the Parent from time to time, which shall at all times be subordinated to the Loans.”;

(g)	Section 1.1 shall be amended by deleting the definition of “Scheduled Capital Expenditures”;

(h)	Section 2.5(a) shall be deleted and replaced with the following:

“2.5(a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Base Rate. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing, plus 1.50%. The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.”;

(i)	Section 2.6(b) shall be amended by adding the following text to the end of the Section:

“Notwithstanding the foregoing, no Early Termination Fee shall be payable if the Borrower enters into financing arrangements with CIBC concurrently with the effectiveness of such cancellation, The Agent shall promptly notify each Lender of the receipt by the Agent of any such notice. Any such cancellation shall be applied rateably in respect of the Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(b) shall be irrevocable.”;

(j)	Section 2.10(a) shall be amended by deleting the reference to “0.35%” in the Section and replacing it with “0.25%”;

(k)	Section 2.10(b) shall be amended by deleting the reference to “1.50%” in the Section and replacing it with “1.25%”;

(l)

Sub-sections 5.1(h),(n) and (r) shall be amended by deleting in each Section reference to “$12,000,000” and replacing each with reference to “12.5% of the Borrowing Base, as set out in the most recently delivered Borrowing Base Report in accordance with Section 5.1(g)(i) or Section 5.1(h)(i)”;

(m)	Section 5.13 shall be amended by deleting the Section and replacing the Section with the following:

“[Intentionally Deleted]”; and

(n)	Section 6.14 shall be amended by deleting the Section and replacing the Section with the following:

“[Intentionally Deleted]”.

Section 3.        Conditions Precedent.    The obligations of the Lenders to amend the Credit Agreement pursuant to this Agreement are subject to the conditions precedent that, as at the date hereof, in respect of the said amendments with respect to the said consent:

(a)	there is no Default or Event of Default which has occurred and is continuing;

(b)	the representations and warranties set out in Section 3 of the Credit Agreement are true and correct as of the date hereof (except where such representation or warranty refers to a different date);

(c)

the Borrower shall have paid the Agent the facility fee referenced in the Fee Letter dated as of the date hereof by and between CIBC and the Borrower, which fee shall be payable and be deemed to have been earned by the Agent immediately upon satisfaction of the conditions precedent contained in this Section 3 of this Agreement, together with all fees and out of pocket expenses incurred by the Agent (including the reasonable and documented fees and disbursements of its legal counsel) in connection with this Agreement. The Agent is authorized to the charge the loan account of the Borrower for the amount of such fees; and

(d)	the Agent shall have received an executed legal opinion of Sangra Moller LLP, counsel to the Borrower, covering such matters as the Agent may request.

Section 4.        Confirmation.    Each of the Borrower and the Guarantor hereby acknowledges, confirms and agrees that notwithstanding the terms and conditions hereof and the execution and delivery of this Agreement and whether or not any conditions precedent contained herein have been fulfilled:

(a)	all adjustments or modifications to the obligations underlying the Guarantee granted by the Guarantor in favour of the Agent are permitted under the terms and conditions of such Guarantee;

(b)

the Guarantee granted by the Guarantor in favour of the Agent and all indemnities granted by the Guarantor in favour of the Agent remain in full force and effect as valid and binding in accordance with their terms without impairment or novation thereof; and

(c)

save as otherwise indicated herein, all Security Documents granted by a Person whether as borrower or guarantor under the Credit Agreement continue in full force and effect unamended and shall, in each such case, be deemed to be granted as security for all present and future debts and liabilities, direct or indirect or otherwise now or at any time or from time to time hereafter due or owing from such Person (in accordance with the terms of such Security Documents) to the Agent for and on behalf of the Lenders, the Lender or any of them under the Credit Agreement and the Loan Documents to which such Person is a party (provided that nothing herein shall amend any limit on liability of such Person set forth in such Security Documents).

Section 5.        Acknowledgement.    Each of the parties hereto acknowledges and agrees that except as otherwise expressly indicated herein, the Credit Agreement and Loan Documents shall continue unamended and without novation and remain in full force and effect and, except as amended and supplemented by this Agreement, the Security Documents and the other Loan Documents are in all respects confirmed, ratified and preserved. Subject to the Credit Agreement, the provisions of this Agreement shall not operate to in any way limit or otherwise restrict the rights and remedies of the Agent, the Lenders, or any of them in respect of payment and performance of any indebtedness, liabilities or obligations of the Borrower or Guarantor or either of them or any other Person to it or them under the Credit Agreement.

Section 6.        Further Assurances.    The Borrower and the Guarantor shall, at all times hereafter at the reasonable request of the Agent for and on behalf of the Lenders execute and deliver to the Agent for and on behalf of the Lenders all such further documents and instruments and shall do and perform such acts as may be necessary to give full effect to the intent and meaning of this Agreement including without limitation, all such further documents, certificates and instruments as considered necessary or desirable by the Agent for and on behalf of the Lenders to preserve, protect or perfect the Security Documents and the Borrower acknowledges and agrees that a default hereunder shall constitute a Default and Event of Default under the Credit Agreement.

Section 7.        Successors and Assigns.    This Agreement shall be binding upon the Borrower and the Guarantor and their respective successors and permitted assigns and shall enure to the benefit of the Agent and the Lenders and their respective successors and assigns.

Section 8.        Severability.    The provisions of this Agreement are intended to be severable. If any provision hereof is held to be invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.        Survival of Representations, Warranties and Covenants.    All agreements, representations, warranties, indemnities and covenants made by any party in this Agreement or in any certificate, instrument or document delivered by or on behalf of a party pursuant hereto shall be considered to have been relied upon by the recipient thereof notwithstanding any investigation made at any time by or on behalf of such recipient and shall survive the execution and delivery of this Agreement and continue in full force and effect without termination.

Section 10.        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and Canada applicable therein and shall be treated in all respects as a British Columbia contract.

Section 11.        Counterparts.    This Agreement may be executed in counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[Signature page follows on the next following page]

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals as of the day and year first above written.

ZELLSTOFF CELGAR LIMITED PARTNERSHIP, by its General Partner, ZELLSTOFF CELGAR LIMITED	CANADIAN IMPERIAL BANK OF COMMERCE, as Agent and Lender

Per:	Per:
Name:	Name:
Title:	Title:

Per:
Name:
Title:

MERCER INTERNATIONAL INC.

Per:
Name:
Title:

Signature Page to Amending Agreement